Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Announces Officer Promotions

ELKHART, IN – December 10, 2015 – Patrick Industries, Inc. (NASDAQ: PATK) announced today that Andy L. Nemeth, Executive Vice President of Finance and Chief Financial Officer, will assume the position of President, and Joshua A. Boone, Director of Corporate Finance, will assume the position of Chief Financial Officer effective January 1, 2016. Todd M. Cleveland will continue in his role as Chief Executive Officer.

“The Company has experienced tremendous growth over the past several years, and Andy has provided exceptional financial, strategic, and organizational leadership during his tenure with Patrick,” said Mr. Cleveland. “He has a proven record of accomplishment working side by side with Jeff Rodino, our Chief Operating Officer, and the Patrick team in helping drive the execution of our strategic vision and our organizational strategic agenda. Andy’s new role recognizes his many contributions to Patrick’s success and at the same time reflects the increasingly complex management needs of the Company, as we have grown from just over $200 million of revenue in 2009 to current annualized revenue of $1 billion, while acquiring 23 companies. I am confident in Andy’s ability to continue leading the Company into the future, and I look forward to my ongoing partnership with both him and Jeff in driving the execution of our strategic plan and continually increasing shareholder value.”

“The talent, dedication, work ethic, customer focus, and attitude of the Patrick team continue to be truly inspiring and humbling, and I have been extremely fortunate to have had the opportunity to partner with Todd, Jeff, and my other colleagues throughout my tenure with the Company,” said Mr. Nemeth. “I am both excited and honored to enter this new chapter and challenge in my career at Patrick and especially to continue being a team member of this exceptional organization as we continue to strive to be the market leader in the highest quality innovative products and services we bring to our customers.”

Mr. Nemeth further said, “Josh Boone has played an important role in the development of the finance team at Patrick over the past two years. His leadership capabilities coupled with the skills and drive of the other incredibly talented team members in the administrative and finance areas are well suited to support the next phase of the Company’s growth cycle.”

Prior to assuming the position of Executive Vice President of Finance, Secretary-Treasurer and Chief Financial Officer in May 2004, Mr. Nemeth, age 46, served as Vice President of Finance, Chief Financial Officer, and Secretary-Treasurer from 2003 to 2004, and Secretary-Treasurer and Chief Financial Officer from 2002 to 2003. Mr. Nemeth joined the Company in 1996 and has over 24 years of experience in serving the recreational vehicle, manufacturing housing and industrial markets in various executive and financial leadership positions.

Mr. Boone, age 36, joined the Company as its Director of Corporate Finance in July 2014. Prior to his role at Patrick, Mr. Boone served as Chief Financial Officer for Pretzels, Inc., one of the top private-label manufacturers of salty snacks. Prior to his tenure at Pretzels, Inc., he served in several leadership positions in finance and accounting at Brunswick Corporation, a market leader in the marine, fitness and billiards industries.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, raw and processed lumber, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com